FEDERAL AGRICULTURAL MORTGAGE CORPORATION

                               FARMER MAC


                              Consent Solicitation

      This consent solicitation is being made in connection with a three-for-one split of Farmer Mac's Class C Non-Voting Common Stock (the "Class C Stock"), which your Board of Directors has authorized, subject to the approval of an amendment to the Farmer Mac by-laws. That amendment would eliminate the three-to-one dividend and liquidation preferences currently accorded to the Class C Stock relative to Farmer Mac's Class A and Class B Voting Common Stock (collectively, the "Voting Common Stock"). These materials contain important information about the stock split and the amendment. The Board of Directors is recommending approval of the amendment as being in the best interests of Farmer Mac and all of its stockholders.

The following pages include information on:

       the stock split (questions 1 to 10);

       the proposed amendment to the by-laws (questions 11 and 12);

       procedures for the consent solicitation (questions 13 to 19); and

       current stock ownership and other matters relating to Farmer Mac (questions 20 to 22).

This consent solicitation was first mailed to stockholders on or about June 4, 1999. Stockholders are requested to return their consent forms by July 15, 1999.

                             The Stock Split

1.     What is the stock split?

      On April 12, 1999, Farmer Mac's Board of Directors authorized a three-for-one split of the Class C Stock, subject to receipt of approval from the Class C Stockholders of an amendment to Farmer Mac's by-laws to eliminate the three-to-one dividend and liquidation preferences applicable to Class C Stock. Together, the stock split and the by-law amendment will maintain unchanged the total economic interest of each Class C Stockholder.

2.     Why is the stock being split?

      We propose to split the Class C Stock for two principal reasons - to simplify the reporting of Farmer Mac's earnings per share and improve the liquidity in the Class C Stock. Currently, when Farmer Mac reports its earnings, generally accepted accounting principles require that it report earnings per share for the Class C Stock separately from the reporting of earnings per share for the Voting Common Stock, since Class C Stockholders have different rights than Voting Common Stockholders with respect to any dividends that may be paid or any liquidation proceeds that may be distributed. Accordingly, the preferences are reflected in Farmer Mac's financial statements in the separate presentation of earnings per share for each class of stock.

      We believe, based on numerous comments and questions we have received from investors and stock analysts, that the existence of the preferences, and the separate presentation of earnings per share in the financial statements, have created a level of complexity that would be eliminated through the by-law amendment, which would equalize, on a per share basis, the rights of all stockholders with respect to any payment of dividends and distribution of liquidation proceeds.

      We believe the stock split also will improve the liquidity of the Class C Stock. A three-for-one stock split will reduce the price of the stock, making it more accessible to a wider spectrum of investors, particularly individuals. In addition, the number of Class C shares will triple as a result of the stock split. We believe these occurrences will increase the trading volume of the Class C Stock and, thereby, enhance liquidity, which should add to stockholder value.

3. Why is the stock split subject to receipt of approval of a by-law amendment?

      When the Class C Stock was originally created in connection with Farmer Mac's initial public offering in 1988, the Board of Directors provided in the by-laws that the Class C Stock would have three-to-one dividend and liquidation preferences relative to the two classes of Voting Common Stock. The by-laws provide further that these preferences can be decreased "only by the affirmative vote of the holders of two-thirds of the outstanding shares of the non-voting common stock."

      While this decrease would happen automatically in a corporation that had only one class of common stock outstanding, it is necessary to amend the by-laws of a corporation like Farmer Mac that has multiple classes of common stock in order to maintain the relative interests of the stockholders in the corporation before and after the stock split. Accordingly, the Board has conditioned the stock split on approval of the by-law amendment, which would give all stockholders - voting and non-voting - equal rights to share in any dividends paid or distribution of assets.

4. What will my right to dividends and liquidation distributions be after the amendment and the stock split?

      After the amendment, the Class C Stock will no longer have three-to-one dividend and liquidation preferences over the Voting Common Stock; however, each Class C Stockholder who owned one share of Class C Stock before the stock split will own three Class C shares after the stock split, thus preserving the relative interests of Class C Stockholders before and after the amendment and the stock split.

5. How and when will the stock split be carried out?

      The stock split will be effected by means of a stock dividend of two shares of Class C Stock for each outstanding share of Class C Stock, as of the record date for the split. The record date will be set as soon as practicable after Farmer Mac receives consents from the requisite two-thirds of the Class C Stockholders approving the amendment of the by-laws. Assuming the requisite consents are received by July 15, 1999, the end of the initial solicitation period (see question 16 below), Farmer Mac anticipates that the record date for the split would be on or about July 23, 1999. If the solicitation period is extended, the record date for the split would be deferred until approximately ten days after the receipt of the requisite consents.

      Stockholders of record as of the close of business on the record date for the split will be entitled to receive two new shares of Class C Stock in addition to each Class C share that they hold as of that date. Farmer Mac expects to begin mailing to registered Class C Stockholders certificates representing the additional shares approximately two weeks following the record date.



Certificates representing shares issued prior to the split will continue to represent the same number of shares after the effective date. Therefore, please do not destroy your existing certificates or return them to Farmer Mac.


      Stockholders whose shares are held by a broker or other nominee in "street name" will not receive certificates representing the new Class C shares. Instead, their accounts will be credited with the new Class C shares in accordance with the procedures used by their broker or nominee.

6. Will the new Class C shares resulting from the stock split be different from currently outstanding Class C shares?

      No. Since the stock split will occur only after the by-law amendment has been approved, all shares of Class C Stock, whether issued before or after the amendment and the stock split, will be identical. Each new share of Class C Stock will be fully paid and nonassessable and, like currently outstanding Class C shares, will not carry any preemptive rights or any voting rights, except as to matters that involve the Class C Stock. The par value of the Class C Stock will not change as a result of the amendment or the stock split.

7.    How will the stock  split  affect  outstanding  stock  options  on Class C
      Stock?

      The stock split will result in a three-for-one adjustment in the number of shares of Class C Stock associated with outstanding stock option grants and a corresponding reduction in the exercise prices of outstanding option grants.

8.     Will the stock split be taxable?

      The Corporation has been advised by tax counsel that, under existing United States federal income tax laws, the stock split will not result in gain or loss or realization of taxable income to holders of the Class C Stock.

      Immediately after the stock split, the tax basis of each share of Class C Stock will be one-third of the tax basis before the stock split. For United States federal income tax purposes, each new share of Class C Stock will be deemed to have been acquired at the same time as the original share of Class C Stock with respect to which the new share of Class C Stock was issued.

      The laws of jurisdictions other than the United States may impose income taxes on the receipt of the additional shares of Class C Stock. Stockholders may wish to consult their own tax advisors with respect to these and other possible tax consequences of the stock split.

9. Will the new shares be listed on a stock exchange?

      Farmer Mac will apply to list the additional shares issued pursuant to the stock split on the New York Stock Exchange.

10. Will the stock split affect Farmer Mac's financial statements?

      On Farmer Mac's consolidated balance sheet, the stock split will result in the allocation of an amount equal to the aggregate par value of the new shares of Class C Stock resulting from the stock split (approximately $6 million) to the "Class C Non-Voting Common Stock" line of stockholders' equity, and a corresponding deduction of the same amount from the "Additional paid-in capital" line. Farmer Mac's reported amounts of issued and outstanding Class C Stock will also be adjusted on a three-for-one basis.

      The stock split itself will not affect Farmer Mac's income or cash flow statements, except to the extent of the costs of this consent solicitation and related activities to effectuate the by-law amendment and the stock split, which are not material to Farmer Mac.

      After the stock split, however, Farmer Mac will simply report earnings per share for its "Common Stock." It will no longer separately report earnings per share for the Voting Common Stock and the Class C Stock. Earnings per share for all prior periods will be restated to reflect the stock split and to ensure that they are presented on a consistent basis.

                        Amendment to the By-Laws

11. What is the proposed amendment to the by-laws?

      The two paragraphs in Farmer Mac's by-laws that address the three-to-one dividend and liquidation preferences currently read as follows:

      Article VI, Section 4, second paragraph --

      The ratio of any dividends paid on each share of non-voting common stock to any dividends paid on each share of voting common stock shall be three-to-one. . . Such ratio may be decreased only by the affirmative vote of the holders of two-thirds of the outstanding shares of the non-voting common stock.

      Article VI, Section 7, paragraph (b) --

      In the event of any liquidation, dissolution, or winding up of the Corporation's business. . . (b) [t]he ratio of any distributions to the holders of non-voting common stock to any distributions to the holders of voting common stock shall be three-to-one per share. Such ratio may be decreased only by the affirmative vote of the holders of two-thirds of the outstanding shares of the non-voting common stock.

The proposed amendment, which would delete each of those paragraphs, states that:

      Section 4 of Article VI shall be amended by deleting the second paragraph thereof in its entirety.

      Section 7 of Article VI shall be amended by deleting paragraph (b) thereof in its entirety.

12.   Can either the stock split or the amendment occur without the other?

      No. The stock split and the amendment are each conditioned on the occurrence of the other. Without the requisite Class C Stockholder approval of the amendment, the stock dividend will not be paid and the amendment, by its terms, is not effective until the stock dividend is paid.

                        The Consent Solicitation

13. Who is being asked to approve the by-law amendment?

      Only Class C Stockholders of record at the close of business on May 27, 1999 are entitled to execute and deliver consents with respect to the proposed by-law amendment. On that date, there were 3,093,858 shares of Class C Stock outstanding and entitled to consent with respect to the amendment. Each Class C share is entitled to one consent.

      As noted above (question 5), a separate record date will be set for the stock split, assuming the amendment to the by-laws is approved.

14. What level of approval is required for the by-law amendment?

      Approval of the by-law amendment will require the execution and delivery to Farmer Mac of written consents on behalf of the holders of two-thirds of the issued and outstanding shares of Class C Stock.

15. How do I consent to the by-law amendment?

      You may consent to the proposed by-law amendment with respect to your shares by completing and signing the enclosed consent form and returning it to Farmer Mac on or before the final consent date (as described under question 16 below).

      If your shares are held in "street name," your broker or nominee may authorize consent on your behalf if you do not direct your broker or nominee not to do so.



Please not that not returning your consent or abstaining from the vote has the same impact as disapproving the amendment, since approval of the amendment requires written consent on behalf of the holders of two-thirds of the Class C Stock outstanding and entitled to vote, rather than simply two-thirds of those who actually execute and deliver consents.





16. What is the deadline for delivering my consent?

      We have set July 15, 1999 as the targeted final date for receipt of consents. If Farmer Mac has received consents on behalf of the holders of two-thirds of the Class C Stock by that date, the consent solicitation period will expire, and Farmer Mac will proceed with the stock split.

      We reserve the right to extend the final date for receipt of consents beyond July 15, 1999 in the event that the requisite two-thirds approval has not been obtained by that date. Any such extension may be made without notice to individual Class C Stockholders.

17. Is my consent irrevocable?

      No. Even after you have submitted your consent form, you may file with the Secretary of Farmer Mac a notice of revocation or a subsequently dated consent form at any time before the final consent date.

18. What is the recommendation of the Board of Directors?

      The Board of Directors has approved the amendment of the by-laws and believes that the amendment and the completion of the stock split are in the best interest of Farmer Mac and all of its stockholders. Accordingly, the Board recommends that Class C Stockholders consent to the amendment.

19. How are costs of this solicitation being borne?

The expenses of preparing, printing and mailing these consent solicitation materials are being borne by Farmer Mac. Farmer Mac has retained D.F. King & Co., to assist in the solicitation. For these services, Farmer Mac will pay D.F. King & Co. a fee of $5,000 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of Farmer Mac may, but without compensation other than their regular compensation, solicit consents by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. Farmer Mac will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                         Additional Information

20.    Stock Ownership

      The following table gives information about the ownership of Class C Stock as of May 7, 1999, by 5% or greater stockholders.

             Name and
            Address of            Number of Shares         Percent of
         Beneficial Owner        Beneficially Owned      Class C Stock
                                                           Owned(1)

       Zions Bancorporation(2)     500,100 shares of
        Salt Lake City, UT          Class C Stock            16.16%


1      This percentage is determined by dividing the number of shares of Class C
Stock owned by the total number of shares of Class C Stock outstanding.

2      W. David Hemingway, a Farmer Mac director, is Executive Vice President of
Zions Bancorporation.

      The following table gives information about the ownership of Class C Stock as of May 7, 1999, by the directors and executive officers of Farmer Mac individually and as a group.





                                         Class C Stock 3
                                      No. Shares   Percent
      Michael T. Bennett                35,949      1.2%
      Charles Eugene Branstool           3,496        *
      Thomas R. Clark                   43,537      1.4%
      Nancy E. Corsiglia                44,917      1.5%
      Christopher A. Dunn               34,349      1.1%
      Henry D. Edelman                 109,925      3.6%
      Kenneth E. Graff                   3,333        *
      W. David Hemingway 4            504,711      16.3%
      Mitchell A. Johnson                6,152        *
      Lowell L. Junkins                  3,333        *
      James A. McCarthy                  3,401        *
      Robert J. Mulder                   3,396        *
      John G. Nelson, III                3,374        *
      David J. Nolan                     3,464        *
      Peter T. Paul                      1,333        *
      Marilyn Peters                     3,374        *
      John Dan Raines                    3,333        *
      Darryl W. Rhodes                   2,068        *
      Tom D. Stenson                     4,610        *
      Gordon Clyde Southern              3,657        *
      Clyde A. Wheeler                   3,471        *
      All directors and
      executive officers as a          825,183      26.7%
      group

*   Less than 1%.

3       Includes  shares of Class C Stock  that may be  acquired  within 60 days through the exercise of stock options as follows:  Mr. Edelman,  103,521 shares:
Mr. Bennett, 35,377 shares; Mr. Clark, 41,877 shares; Ms. Corsiglia, 42,854 shares: Mr. Dunn, 32,378 shares; Mr. Stenson, 3,966 shares; each of the members of the Board of Directors other than Mr. Paul, 3,333 shares; Mr. Paul, 1,333 shares; and all directors and executive officers as a group, 307,968.

4 As Executive Vice President of Zions Bancorporation, Mr. Hemingway may be deemed to be the beneficial of the 500,100 shares of Class C Stock owned by the holding company. Mr. Hemingway disclaims beneficial ownership of those shares. Of the 4,564 shares if Class C Stock attributed to Mr. Hemingway, 273 shares are owned by his two sons.

21. How   can I  obtain  more  information  about  the  stock  split  or the by-law amendment?

      We have set up a special toll-free number to answer any questions you may have about the stock split and/or the by-law amendment. That number is 1-800-735-3568.

22. How can I obtain more information about Farmer Mac?

      Farmer Mac files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Farmer Mac at the SEC's public reference rooms in Washington, D.C., New York City, and Chicago, Illinois. Farmer Mac's SEC filings are also available on its web site at www.farmermac.com or the SEC's web site at www.sec.gov or from commercial document retrieval services. You may also request a copy of Farmer Mac's financial reports filed with the SEC by contacting Farmer Mac's Corporate Secretary, c/o Federal Agricultural Mortgage Corporation, 919 18th Street, N.W., Washington, D.C. 20006.

                              By order of the Board of Directors,




                                                Michael  T. Bennett
                                                Corporate Secretary

June 1, 1999

--------

Please mark vote as in this example.    X



                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION
                                  Consent Card
                    Solicited on Behalf of the Board of Directors


      The undersigned hereby takes the following action with respect to all of the shares of Class C Non-Voting Common Stock of the Federal Agricultural Mortgage Corporation that the undersigned is entitled to vote:

Consents  Does Not Consent  Abstains  To the amendment to the By-Laws of the
  [ ]          [ ]            [ ]     Federal Agricultural Mortgage Corporation
                                      to eliminate the three-to-one  dividend
                                      and liquidation preferences applicable
                                      to  Class C  Non-Voting  Common  Stock
                                      relative to Class A and Class B Voting
                                      Common Stock.

         The Board of Directors recommends giving consent to the amendment.

      Marking the box "Consents" constitutes your written consent to the amendment. However, if no box is marked, your signature below will evidence your written consent to the amendment as recommended by the Board of Directors.

      Please sign exactly as your name appears on the books of the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Stockholder sign here:             Co-owner sign here:              Date: